Exhibit 10.1

EXECUTION VERSION

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of February 18, 2021 (this “Agreement”), by and among Kaleyra, Inc., a Delaware corporation (“Kaleyra”), and certain of the stockholders of Vivial Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, Kaleyra, Volcano Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Kaleyra (“Merger Sub”), and the Company have negotiated an Agreement and Plan of Merger in the form attached hereto as Exhibit B (the “Plan of Merger”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Plan of Merger), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Kaleyra; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Plan of Merger Approved; Agreement to Vote. Each Stockholder, with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees, during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 5 (such period, the “Restricted Period”), to vote, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), which meeting each Shareholder shall appear at in person or by proxy, or shall otherwise cause all of its Shares to be counted as present thereat for purposes of establishing a quorum, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), all of the Shares held by such Stockholder at such time in favor of the approval and adoption of the Plan of Merger and approval of the Merger and all other transactions contemplated by the Plan of Merger, provided in all cases that no changes have been made in the Plan of Merger or in the Merger or related transactions or ancillary agreements under the Plan of Merger that are material to one or more of the Stockholders. Provided no changes are made in the Plan of Merger or in the Merger or related transactions or ancillary agreements under the Plan of Merger that are material to one or more of the Stockholders, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), which meeting each Shareholder shall appear at in person or by proxy, or shall otherwise cause all of its Shares to be counted as present thereat for purposes of establishing a quorum, and to act by written consent of Company stockholders, against any action, agreement, transaction or proposal that would reasonably be expected to cause or result in a material breach of any covenant, representation, warranty or other obligation or agreement of the Company under the Plan of Merger or that would reasonably be expected to result in the failure of the Merger from being consummated. Each Stockholder acknowledges receipt and has reviewed of a copy of the Plan of Merger.

2. Termination of Stockholder Agreements, Related Agreements. Subject to the consummation of the Closing pursuant to the Plan of Merger, each Stockholder, severally and not jointly, hereby agrees that the following shall terminate effective immediately prior to the Closing under the Plan of Merger (provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time), that certain (a) Shareholder’s Agreement, dated as of

November 18, 2011 (as amended by Amendment No. 1 to Shareholder’s Agreement, dated as of July 24, 2013, the “Stockholder Agreement”) and (b) if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that during the Restricted Period, it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Plan of Merger or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any Shares, except as set forth in the Stockholder Agreement; provided, that the foregoing shall not prohibit the transfer of the Shares to an affiliate of such Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Stockholders severally and not jointly, agrees during the Restricted Period not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the Plan of Merger or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal in violation of the Plan of Merger. During the Restricted Period, each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal (other than the transactions contemplated by the Plan of Merger) to the extent required by the Plan of Merger. If during the Restricted Period any Stockholder receives any inquiry or proposal with respect to an Acquisition Proposal, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after such Stockholder becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Stockholder from considering such inquiry or proposal.

5. Representations and Warranties. Each Stockholder severally and not jointly, represents and warrants to Kaleyra as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the Plan of Merger and the agreements contemplated by the Plan of Merger) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents, except in the case of each of clauses (i), (ii) or (iii) above, as would not have an adverse effect on Stockholder’s ownership of the Shares and would not reasonably be expected to prevent, delay or impair the consummation by Stockholder of the transactions contemplated by this Agreement or otherwise impair such Stockholder’s ability to perform its obligations hereunder.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind and has the sole power to vote and the right, power and authority to sell, transfer and deliver such Shares, other than pursuant and subject to: (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s certificate of incorporation and bylaws, and (iv) the Stockholder Agreement. Such Stockholder is not the registered owner of any Shares other than those set forth on Exhibit A.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder.

6. Termination. This Agreement and the obligations and liabilities of the Stockholders under this Agreement shall automatically terminate and be of no further force or effect upon the earliest of (a) the Effective Time; (b) the termination of the Plan of Merger in accordance with its terms, (c) the effective date of a written agreement of the parties hereto terminating this Agreement and (d) any material breach by Kaleyra of the Plan of Merger that is not fully cured within the time permitted by the Plan of Merger. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement. The Company shall promptly notify each Stockholder of the termination of the Merger Agreement promptly after the termination of such agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement. This Section 6 shall survive the termination of this Agreement.

7. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to Kaleyra, to it at:

Kaleyra, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention:     Dr. Avi Katz, Executive Chairman

Email:           avi@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention:     Jeffrey Selman; John Maselli

Email:           jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto except as permitted by Section 3.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of Kaleyra, in the case of any Stockholder, or at the request of any Stockholder, in the case of Kaleyra, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to implement the provisions of this Agreement.

(j) This Agreement shall not be effective or binding upon any Stockholder until after such time as the Plan of Merger is executed and delivered by the Company, Kaleyra and Merger Sub.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KALEYRA, INC.

By:	/s/ Dario Calogero

Name:	Dario Calogero

Title:	Chief Executive Officer

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GSO MAK FUND LP

By:	Blackstone Liquid Credit Advisors I LLC,

Its Management Company

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Authorized Signatory

Address:	345 Park Avenue
New York, NY 10154

GSO SPECIAL SITUATIONS MASTER FUND LP

By:	Blackstone Alternative Credit Advisors LP,
Its Investment Manager

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Authorized Signatory

Address:	345 Park Avenue
New York, NY 10154

Signature page to Stockholder Support Agreement

EXHIBIT A

Stockholder Name	Shares of Company Common Stock
GSO MAK FUND LP	43,389
GSO SPECIAL SITUATIONS MASTER FUND LP	1,268,880

EXHIBIT B

Agreement and Plan of Merger

[see attached]